Exhibit 3.475

FILED OCT 3 1989 /s/ [ILLEGIBLE]
SECRETARY OF STATE
RESTATED
Certificate of Incorporation
of
Environmental Development Corp.
ARTICLE I
          The name of the Corporation is ENVIRONMENTAL DEVELOPMENT CORP.
ARTICLE II
          The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purpose to be conducted or promoted is to engage in the general business of handling, managing and disposing of sanitary and industrial waste, and to carry on such activities of every Kind or nature as may be allied or incidental to such general business.
ARTICLE IV
          A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventeen thousand six hundred (17,600) shares, consisting of: 1. two thousand (2,000) shares of Series A Convertible Preferred Stock, par value one thousand three hundred thirty dollars ($1,330) per share (“Preferred Stock”); 2. ten thousand (10,000) shares of Class A Common Stock, without par value, two thousand (2000) of which are reserved against conversion of the Preferred Stock and five thousand six hundred (5600) of which are reserved against conversion of the Class B Common Stock (“Class A Common Stock”); and 3. five thousand six hundred (5600) shares of Class B Common Stock, without par value, all of which are reserved against the exercize of warrants to purchase same to be issued by the Corporation (“Class B Common Stock”) (collectively the Class A and Class B Common Stock are hereinafter referred to as “Common Stock”).
          B. The Board of Directors is hereby expressly granted authority, to the full extent permitted herein and now or hereafter by the General Corporation Law of the State of Delaware, at any time or from time to time, by resolution or resolutions, to issue the Preferred Stock, the Class A Common Stock and the Class B Common Stock.
          C. Holders of all shares of Preferred and Common Stock shall have such rights as are provided herein and by law.
ARTICLE V
          The designations, preferences and relative, participating, optional or other special rights, and qualifications, limitation or restrictions of each class of stock are as follows:
          A. Preferred Stock

          1. Preferred Dividends. (a) The Board of Directors shall declare, the Corporation shall pay and the holders of the Preferred Stock shall be entitled to receive, out of funds legally available, therefor under the Delaware General Corporation Law (the “Corporation Law”) (the “Legally Available Funds”), cumulative dividends in cash on the Preferred Stock from the date of issue at a rate per annum (the “Dividend Rate”) of eleven percent (11%) of the par value thereof. All dividends described in this paragraph shall be due and payable on March 15, June 15, September 15 and December 15 of each year (each of such dates being a “dividend payment date”), in preference to and in priority over dividends on the Common Stock; provided, however, that although dividends shall begin to accrue immediately upon issuance of shares of Preferred Stock, the first payment of current and accrued dividends shall not be due until the first dividend payment date occurring after two years from the issue date. Due but unpaid dividends shall compound annually. Dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective dividend payment date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared) from the first day of the Quarterly Dividend Period, except that with respect to the initial quarterly dividend, such dividend shall accrue from the issue data. The Quarterly Dividend Periods shall commence on March 16, June 16, September 16, and December 16, in each year and shall end on and include the day next preceding the first day of the next” Quarterly Dividend Period. Dividends shall accrue on a daily basis without regard to the occurrence of a dividend payment date or the declaration of any dividend.
          (b) Dividends payable on the Preferred Stock for any period of less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.
          (c) So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any class of Common Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, or other retirement of, any class of Common Stock, or warrants, rights, calls or options exercisable for or convertible into any class of Common Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Common Stock to the holders of Class A or Class B Common Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any class of Common

Stock or any warrants, rights, calls or options exercisable for or convertible into any class of Common Stock.
          2. Preference upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation and before any distribution or payment shall be made to the holders of Common Stock, the holders of the Preferred Stock shall be entitled to be paid in cash the par value of, plus dividends accumulated on, all outstanding shares of Preferred Stock as of the date of such liquidation or dissolution or such other winding up. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The consolidation or merger of the Corporation with or into another person in which this Corporation does not survive and in which the holders of all the Common Stock and the Preferred Stock at the time of such consolidation or merger, or parties under their control or controlling them or under common control with them, own less than fifty percent (50%) of the voting securities of the surviving entity, or the sale, transfer or lease of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of these Articles.
          3. Preferred Voting Rights. (a) Except as otherwise required by law or by this Certificate of Incorporation of the Corporation, the shares of Preferred Stock shall be voted together with the shares of the Corporation’s Common Stock. Such holders shall be entitled to one vote for each such share held by them.
          (b) So long as any shares of Preferred Stock shall be unconverted and outstanding, the Corporation shall not, without the approval by the vote or written consent of the holder or holders of the shares of Preferred Stock: (i) authorize or issue additional shares of preferred or capital stock or (ii) authorize, create or issue any shares of stock or reclassify any shares or issue any common stock equivalent.
          4. Preferred Conversion Rights. The Preferred Stock shall be convertible into Class A Common Stock as follows:
          (a) Optional Conversion. Subject to and upon compliance with the provisions of this Article, the holder of any shares of Preferred Stock shall have the right at such holder’s option, at any time or from time to time prior to December 31, 1995, to convert each share of Preferred Stock into one share of Class A Common Stock or Common Stock in the event the class distinctions between Class A end Class B Common Stock have been eliminated prior to such conversion.

          (b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into one share of Class A Common Stock (i) on December 31, 1995, or (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance, offering and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds received by the Corporation equals or exceeds twenty five million dollars ($25,000,000), whichever is earlier.
          5. Special Rights of Preferred Stock. In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, will not:
          (a) Amend, alter or repeal any provision of, or add any provision to, its Certificate of Incorporation or By-laws if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any shares of Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;
          (b) Authorize or issue additional shares of Preferred or Common Stock; or

          (c) Authorize, create or issue any shares of stock or reclassify any shares of units of any security into shares of stock or authorize, create or issue any Common Stock equivalent.
          B. Common Stock
          1. Rights. The Class A Common Stock shall be subject to the express terms of the Class B Common Stock.
          2. Voting Common Stock. Each share of Common Stock shall be identical to every other share of Common Stock other than as expressly required by law and except (a) that so long as the Class B Common Stock is outstanding, and except as set forth in Sections B.5. and C.4. of this Article, the entire voting power and all voting rights shall be vested exclusively in the Class A Common Stock (and the Preferred Stock), and Class B Common Stock shall be non-voting and (b) the Class B Common Stock shall have the preferences upon liquidation set forth in Article V B.5.(j). Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share standing in such holder’s name on the books of the Corporation.
          3. Dividends on Common Stock. Subject to the rights of the Preferred Stock, the holders of Common Stock shall be entitled to receive, and shall share equally share for share, when permitted by these Articles and as lawfully declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the Corporation.

          4. Automatic Conversion of Class B Common Stock. Forthwith upon consummation of a sale of shares of Class B Common Stock of the Corporation, either (a) pursuant to the initial public offering of shares of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) in connection with the private disposition of all the issued and outstanding shares of Common Stock of the Corporation, each share of Class B Common Stock so sold and each other share of Class B Common Stock shall automatically, and without further action on the part of the holders of Common Stock or the Directors of the Corporation, be converted into shares of Class A Common Stock, and each share of Class A and Class B Common Stock shall thereafter be deemed a share of Common Stock, each of equal rank, without class distinction and identical with respect to voting with every other share of Common Stock (including the right to cumulate votes pursuant to Section 216 of the General Corporation Law of the State of Delaware), and with respect to rights upon liquidation, and each to be in all other respects the same as every other share of Common Stock.
          5. Special Rights of Class B Common Stock. So long as any shares of Class B Common Stock shall be unconverted and outstanding, the Corporation shall not, without the approval by the vote or written consent of the holder or holders of the shares of Class B Common Stock outstanding at the time:
          (a) Amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or

the Corporation’s By-laws;
          (b) Authorize or issue additional shares of Preferred or Common Stock;
          (c) Enter into, or permit any subsidiary to enter into, any agreement, indenture or other instrument other than the Preferred Stock which contains any provision restricting the payment of dividends or liquidation preference by the Corporation with respect to the Class B Common Stock or restricting the conversion of the Class B Common Stock to the full extent permitted hereby;
          (d) Authorize, create or issue any shares of stock or reclassify any shares or units of any security into shares of stock or authorize, create or issue any Common Stock equivalent;
          (e) Merge or consolidate with, or permit any subsidiary to merge or consolidate with, any other person or entity or be a party to, or permit any subsidiary to be a party to, any reorganization; provided, however, that this restriction shall not apply to mergers or consolidations of subsidiaries with other subsidiaries of the Corporation or, if the Corporation is the surviving corporation, of the Corporation with wholly-owned subsidiaries;
          (f) Sell, lease, transfer or otherwise dispose of assets having a fair market value in excess of one hundred thousand dollars ($100,000), either in one transaction or in any series of transactions;

          (g) Purchase assets having a fair market value in excess of two hundred thousand dollars ($200,000), in one transaction or in any closely connected series of transactions;
          (h) Enter into any new line of business; or
          (i) Register any shares of Common Stock of the Corporation for sale to the public in an initial public offering, unless such offering is to be made pursuant to a firm underwriting commitment of at least $       per share, and will not result in the initial holders of the Class B Common Stock owning more than 50% of the total share of the voting stock of the Corporation immediately after consummation of such public offering; and
          (j) Notwithstanding any provision in these Articles to the contrary, in the event the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time, when any of the Class B Common Stock shall be outstanding, the holders of the then outstanding shares of Class B Common Stock shall have a preference senior to the preference of the holders of all equity securities of the Corporation whether now or hereafter authorized, other than the Preferred Stock to which the Class B Common Stock shall be junior in preference upon liquidation and such Class B Common stock preference shall be equal per share to five (5) times the book value per share of the shares of Class B Common Stock on (i) the date of acquisition of such Class B Common Stock by the initial holders thereof or (ii) on the liquidation date, whichever book value is greater, in each case computed after giving effect to any transaction, conversion or purchase the result of which is the initial acquisition of such Class B Common Stock.
          C. Miscellaneous Stock Provisions.
          1. In casting votes for the election of directors each holder of preferred and Common Stock entitled to vote is entitled to cumulate votes pursuant to Section 216 of the General Corporation Law of the State of Delaware.
     2. In case of any reclassification or change of outstanding Preferred or Common Stock, or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change), the surviving corporation shall, without payment of additional consideration therefor, issue new Preferred Stock and Class A and Class B Common Stock, provided that, upon conversion of the Preferred and Class B Common Stock, the holders thereof shall receive the kind and amount of shares of stock, securities, money and property receivable upon such reclassification, change, consolidation or merger as if such conversion had taken place immediately prior to such reclassification, change, consolidation or merger. Such new Preferred and Common Stock shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for here and shall similarly apply to successive reclassifications, changes, consolidations and mergers.

     3. All shares of Common Stock which may be issued upon conversion of the Preferred or Class B Common Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof .
     4. Indemnification. Exercise of the powers of the Corporation under Section 145(a) and (b), and any determination made by the Corporation pursuant to Section 145(d) of the General Corporation Law of the State of Delaware, shall be made only upon the unanimous written consent of the holders of all the issued and outstanding shares of Preferred and Class A and Class B Common Stock of the Corporation.
     5. Mechanics of Conversion. The holders of any shares of Preferred Stock may exercize their optional conversion rights by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of the automatic conversions of Preferred and Class B Common Stock pursuant to these Articles the outstanding stock shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the outstanding shares are either delivered to the Corporation or any transfer agent of the Corporation. Optional conversion shall be deemed to have been effected on the date when notice of an election to convert and the certificate or certificates for shares to be converted are delivered, and automatic conversion on the date of the occurrence of the automatic event specified herein as the case may be, and such date is referred to herein as the “Conversion Data.” Upon conversion of the Class B Common Stock into Class A Common Stock pursuant to Article V.B.4. all distinctions between Class A and Class B Common Stock are eliminated and all shares of Class A Common Stock shall automatically and without further action on behalf of the Corporation become shares of Common Stock of the Corporation. As promptly as practicable after each conversion (and after the certificate or certificates evidencing the outstanding shares are either delivered to the Corporation or any transfer agent of the Corporation) the Corporation shall issue and deliver to, or upon the written order of, each holder a certificate or certificates for the number of full shares of Class A Common Stock or Common Stock as the case may be to which such holder is entitled and a check or cash with respect to any fractional interest in a share of said Stock. The person in whose name the certificate or certificates for Class A Common Stock or Common Stock are to be issued shall be deemed to have become a holder of record of such Stock on the applicable Conversion Date. Upon optional conversion of only a portion of the number of shares covered by the certificate or certificates evidencing the shares of the Stock delivered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of stock representing the unconverted portion of the certificate so surrendered. All shares converted pursuant to these Articles shall, upon such conversion, become null and void.
     6. Valid Issuance. All shares of Class A Common Stock that are deemed issued upon conversion of the shares of Class B Common or Preferred Stock, and all shares of Common Stock outstanding following conversion of the Class B Common Stock and elimination of the Class A and Class B distinctions, will upon conversion be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.
ARTICLE VI
          The names and mailing addresses of the incorporators are as follows:

NAME	MAILING ADDRESS

Gregory M. Morey	40 Central Park South
New York, New York 10019

ARTICLE VII
          The Corporation is to have perpetual existence.
          In limitation of the powers of the Board of Directors, the holders of the shares of Preferred and Common Stock are expressly authorized to make, alter or repeal the By-laws of the Corporation.
ARTICLE VIII
          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.
ARTICLE IX
          The Corporation reserves the right by vote of a majority of the holders of Class A and Class B Common Stock each voting as a class to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          THE UNDERSIGNED, being the President and Secretary of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, does make this certificate, hereby declaring and certifying this Restated Certificate of Incorporation was proposed unanimously by the Board of Directors of the Corporation, and was adopted by the unanimous vote of the holders of the issued and outstanding shares of the Corporation all pursuant to Sections 242 and 245 of the Corporation Law of the State of Delaware, and the undersigned accordingly hereunto sets his hand this 29th day of Sept. 1989.

/s/ G. Michael Shannon
G. MICHAEL SHANNON, President

ATTEST

/s/ G. Michael Shannon G. MICHAEL SHANNON, Secretary

FILED AUG 29 1989 /s/ [ILLEGIBLE] SECRETARY OF STATE
CERTIFICATE OF INCORPORATION
OF
ENVIRONMENTAL DEVELOPMENT CORP.
          1. The name of the corporation is Environmental Development Corp.
          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          3. The nature of the business or purposes to be conducted or promoted is:
To engage in the general business of handling, managing and disposing of sanitary and industrial waste, and to carry on such activities of every kind or nature as may be allied or incidental to such general business.
          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          4. The total number of shares of stock which the corporation shall have authority to issue is three thousand (3,000); all of such shares shall be without par value.
          5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

Gregory M. Morey	722 Osborn, Phoenix, Arizona 85014
          6. The corporation is to have perpetual existence.
          7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
To make, alter or repeal the by-laws of the corporation.
          8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.
          9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 25th day of August, 1989.

/s/ Gregory M. Morey
Gregory M. Morey

RECEIVED FOR RECORD
AUG 31, 1989
EVELYN T. ALEMAR, RECORDER

Restated
Certificate of Incorporation
of
Environmental Development Corp.
          Environmental Development Corp. hereby amends and restates its Certificate of Incorporation in its entirety as follows:
ARTICLE I
          The name of the Corporation is: Environmental Development Corp.
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The nature of the business or purpose to be conducted or promoted is to engage in the general business of handling, managing, transporting and disposing of sanitary and industrial waste, and to carry on such activities of every kind or nature as may be allied or incidental to such general business.
ARTICLE IV
          A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventeen thousand eight hundred and forty (17,840) shares, consisting of two thousand (2,000) shares of Series A Convertible Preferred Stock, par value one thousand three hundred thirty dollars ($1,330) per share (“Preferred Stock”), ten thousand (10,000) shares of Class A Common Stock, without par value (“Class A Common Stock”), and five thousand eight hundred and forty (5,840) shares of Class B Common Stock, without par value (“Class B Common Stock”).
          B. Two thousand (2,000) shares of Class A Common Stock are reserved for issuance to the holders of shares of Preferred Stock upon conversion thereof as provided in these

Articles; five thousand eight hundred and forty (5,840) shares of Class A Common Stock are reserved for issuance to the holders of shares of Class B Common Stock upon conversion thereof pursuant to these Articles; and all shares of Class B Common Stock are reserved for issuance to the holders of the Corporation’s convertible debt, and their successors and assigns, upon exercise of said holder’s conversion rights under the Loan Agreement dated as of November 27, 1989 between the Corporation, as borrower, Lornaco, Inc., as agent, and the lenders parties thereto, as said agreement may be amended or modified from time to time (hereinafter referred to as the “Loan Agreement”).
          C. Holders of shares of Preferred Stock, Class A Common Stock and Class B Common Stock shall have such rights as are provided herein and by law.
ARTICLE V
          The designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each class of stock are as follows:
          A. Preferred Stock.
          1. Preferred Dividends. (a) The Board of Directors of the Corporation shall declare, the Corporation shall pay and the holders of the Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor under the General Corporation Law of the State of Delaware, cumulative dividends in cash on the Preferred Stock from the date of issue at a rate per annum equal to eleven percent (11%) of the par value thereof. All dividends described in this paragraph shall be due and payable on March 15, June 15, September 15 and December 15 of each year (each of such dates being a “Dividend Payment Date”), in preference to and in priority over dividends on the Class A Common Stock and the Class B Common Stock (herein referred to collectively as the “Common Stock”); provided, however, that although dividends shall begin to accrue immediately upon issuance of shares of Preferred Stock, the first payment of current and accrued dividends shall not be due until the first Dividend Payment Date occurring after two years from the issue date. Due but unpaid dividends shall compound annually. Dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared) from the first day of the Quarterly Dividend Period (as defined below), except that with respect to the initial quarterly dividend, such dividend shall accrue from the issue date. “Quarterly Dividend Period” means each quarterly period commencing on March 16, June 16, September 16, and December 16 in each year and ending on and including the day next preceding the first day of the next Quarterly Dividend Period. Dividends shall accrue on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend. Without limiting the foregoing, the holders of Preferred Stock shall be entitled to receive the cash and property, if any, to be paid and released to such holders in accordance with the provisions of clause (ii) of the proviso to paragraph (c) below.
          (b) Dividends payable on the Preferred Stock for any period of less than a full Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.
          (c) So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any class of Common Stock or make any payment on account of, or set apart any money for a sinking or other similar fund for, the purchase, or other retirement of, any class of Common Stock, or warrants, rights, calls or options exercisable for or convertible into any class of Common Stock, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or otherwise retire any class of Common Stock or any warrants, rights, calls or options exercisable for or convertible into any class of Common Stock; provided, however, that the restrictions contained in this paragraph shall not apply to (i) any distributions or dividends of the Corporation’s common stock to the holders of Class A Common Stock or Class B Common Stock (subject to the approval or consent of the holders of a majority of the shares of Preferred Stock outstanding at such time required pursuant to paragraph A.5. of this Article V), (ii) any distributions or dividends of cash or property (other than any shares of the capital stock of the Corporation) to the holders of Class A Common Stock and Class B Common Stock if an escrow is established by the Corporation to hold cash or property (of the same character and in the same proportional amounts as between cash and property as is paid to the holders of Common Stock) equal to twenty percent (20%) of the sum of (A) that amount of cash and property distributed to the holders of the Common Stock of the Corporation at such time plus (B) that amount of cash and property to be placed in escrow pursuant to this paragraph (c) at such time, the terms of such escrow to provide for the payment and release of a pro rata portion of such cash and property to each holder of Preferred Stock at the time of the conversion of all or any portion of such holder’s Preferred

Stock into Class A Common Stock pursuant to these Articles or (iii) the issuance of shares of Class B Common Stock to the holders of the Corporation’s convertible debt, and their successors and assigns, under the Loan Agreement upon exercise of said holders’ conversion rights thereunder, the conversion of Class B Common Stock to Class A Common Stock or the conversion of Preferred Stock to Class A Common Stock, in each case as contemplated by paragraph B. of Article IV.
          2. Preference Upon Liquidation, Dissolution or Winding Up. Notwithstanding any provision in these Articles to the contrary, in the event the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time when any of the Preferred Stock shall be outstanding, the holders of the then outstanding shares of Preferred Stock shall have a preference senior to any preference of the holders of all other equity securities of the Corporation, whether now or hereafter authorized (including, without limitation, the Class B Common Stock), and such Preferred Stock preference shall be equal per share to the par value of, plus dividends accumulated on, each outstanding share of Preferred Stock as of the date of such liquidation, dissolution or winding up (as adjusted to reflect any combination or subdivision of such shares). Except as provided in the preceding sentence, the holders of Preferred Stock shall not be entitled to any distribution in the event of a liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation distributable among the holders of the then outstanding shares of Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another person or entity (other than a merger or consolidation into or with any wholly-owned subsidiary of the Corporation) or the sale, transfer, mortgage, pledge or lease of all or substantially all of the assets of the Corporation shall, upon the affirmative vote of and tender of all shares of stock held by the holders of all the Preferred Stock then outstanding, be deemed to be a liquidation, dissolution or winding up of the Corporation under this paragraph; provided, however, that the mortgage or pledge of substantially all the assets of the Corporation to secure debt outstanding under the Senior Term Loan Agreement dated as of November 27, 1989 between the Corporation, as borrower, and Mitsui Nevitt Capital Corporation, or any assignee thereof or successor thereto, as lender, as said senior term loan agreement may be amended or modified from time to time (hereinafter referred to as the “Senior Term Loan Agreement”) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation under this paragraph.

          3. Preferred Voting Rights. Except as otherwise required by law or by these Articles, the shares of Preferred Stock shall be voted together with the shares of the Corporation’s Class A Common Stock as a single class. Such holders shall be entitled to one vote for each such share standing in such holder’s name on the books of the Corporation.
          4. Preferred Stock Conversion Rights. The Preferred Stock shall be convertible into Class A Common Stock as follows:
          (a) Optional Conversion. Subject to and upon compliance with the provisions of this Article, the holder of any shares of Preferred Stock shall have the right, at such holder’s option, at any time or from time to time prior to September 30, 1994, to convert each share of Preferred Stock into one share of Class A Common Stock.
          (b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted, without further action on the part of the holders of such Preferred Stock or the Directors of the Corporation, into one share of Class A Common Stock (i) on September 30, 1994, or (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance, offering and sale of Class A Common Stock for the account of the Corporation in which the aggregate gross proceeds received by the Corporation equals or exceeds twenty-five million dollars ($25,000,000), whichever is earlier.
          5. Special Rights of Preferred Stock. In addition to any other rights provided by law, so long as any Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, will not:
          (a) Amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or the Corporation’s By-laws if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any shares of Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized hereby;
          (b) Authorize or issue additional shares of Preferred Stock or Common Stock; or
          (c) Authorize, create or issue any shares of stock or reclassify any shares or units of any security into shares of stock or authorize, create or issue any stock equivalent.

Notwithstanding anything to the contrary contained in this paragraph A.5. of Article V, no approval or consent of any holder of Preferred Stock shall be required in connection with (i) the issuance of Class B Common Stock to the holders of the Corporation’s convertible debt, and their successors and assigns, under the Loan Agreement upon the exercise by said holders of their conversion rights thereunder or the conversion of Class B Common Stock to Class A Common Stock, in each case as contemplated by paragraph B. of Article IV or (ii) the authorization and issuance of shares of any class of the Corporation’s common stock for issuance, offering and sale pursuant to an underwritten public offering that the Corporation expects to satisfy the requirements of paragraph A.4.(b) of this Article.
          B. Common Stock.
          1. Class B Common Stock. The Class A Common Stock shall be subject to the express terms of the Class B Common Stock.
          2. Voting Common Stock. Each share of Class A Common Stock and Class B Common Stock shall be identical to every other share of Common Stock except as expressly required by law and except that (a) subject to paragraphs B.5. and C.4. of this Article, the entire voting power and all voting rights of the Common Stock shall be vested exclusively in the Class A Common Stock, and the Class B Common Stock shall be non-voting and (b) the Class B Common Stock shall have the preferences upon liquidation set forth in paragraph B.5. (b) of this Article. Each holder of shares of the common stock of the Corporation shall be entitled to one (1) vote for each share standing in such holder’s name on the books of the Corporation as to any matters on which a holder of such common stock is entitled to vote.
          3. Dividends on Class A Common Stock and Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, and shall share equally share for share, when permitted by these Articles and as lawfully declared by the Board of Directors, out of the funds of the Corporation legally available therefor, dividends or distributions payable in cash, in property or in securities of the Corporation except as provided in paragraph B.5.(b) of this Article.
          4. Class B Common Stock Conversion Rights. The Class B Common Stock shall be convertible into Class A Common Stock as follows:
          (a) Optional Conversion. The holder of any shares of Class B Common Stock shall have the right, at such holder’s option, to convert each share of Class B Common Stock into one share of Class A Common Stock (subject to adjustment pursuant to subparagraph (c) of this paragraph B.4.) at any time and from time to time (i) after the earliest to occur of the following: (A) as the result of private sales of shares of Class B Common Stock other than the issuance to the original holders thereof, no record owner of any shares of the Class B Common Stock then outstanding holds more than twenty-five percent (25%) of the Class B Common Stock on a fully diluted basis and (B) as a result of private sales of shares of Class B Common Stock other than the issuance to the original holders thereof, a single record owner holds more than 85.62 percent of the Class B Common Stock on a fully diluted basis or (ii) in the event any plan or proposal for the liquidation, dissolution or winding up of the Corporation is adopted by the Board of Directors and stockholders of the Corporation or is imposed involuntarily upon the Corporation.
          (b) Automatic Conversion. Each outstanding share of Class B Common Stock that is sold in connection with any primary or secondary offering of shares of stock of the Corporation pursuant to an effective registration statement under the Securities Act shall automatically be converted in the hands of the purchaser, without further action on the part of the holder or holders of such Class B Common Stock or the Directors of the Corporation, into one share of Class A Common Stock (subject to adjustment pursuant to subparagraph (c) of this paragraph B.4.); further, upon sale of an aggregate of seventy five percent (75%) or more of the shares of Class B Common Stock on a fully diluted basis pursuant to such registered public offering or offerings, all shares of Class B Common Stock then outstanding shall automatically be converted into an equal number of shares of Class A Common Stock (subject to adjustment pursuant to subparagraph (c) of this paragraph B.4.) without further action on the part of the holder or holders of such Class B Common Stock or the Directors of the Corporation.
          (c) Adjustments to Conversion Price for Diluting Issues:
       (i) Special Definitions. For purposes of this paragraph B.4.(c), the following definitions shall apply;
     (1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.
     (2) “Original Issue Date” shall mean the date on which a share of Class B Common Stock was first issued.
     (3) “Conversion Price” shall mean initially $100 per share of Class B Common Stock and shall be adjusted and readjusted from time to time as provided in this paragraph B.4.(c). Each share of Class B Common Stock shall be convertible into the number of shares of Class A Common Stock determined by dividing $100 by the Conversion Price in effect at the time of conversion.
     (4) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than shares of Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.
     (5) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to paragraph B.4.(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than Class A Common Stock issued or issuable:
     (A) upon conversion of Preferred Stock; or
     (B) upon conversion of the Corporation’s Class B Common Stock.
          (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Class A Common Stock into which the Class B Common Stock is convertible shall be made, by adjustment in the Conversion Price, in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share (determined pursuant to paragraph B.4.(c)(v) hereof) for Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.
          (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
     (1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue, sell, grant or assume any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then, and in each such case, the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of

Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued for purposes of adjusting the Conversion Price unless the consideration per share (determined pursuant to paragraph B.4.(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock is deemed to be issued:
     (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
     (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities which are outstanding at such time;
     (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
     (I) in the case of such Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued or sold were the shares of Common Stock, if any, actually issued or sold upon the exercise of such options or the conversion or exchange of such Convertible Securities and the consideration received for such Additional Shares of Common Stock was, in the case of Options, the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or, in the case of Convertible Securities, the consideration actually received by the Corporation for the issue, sale or assumption of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
     (II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise thereof were issued at the time of issue, sale, grant or assumption of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph B.4.(c)(v)) upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised;
     (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;
     (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and
     (F) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to subparagraph B.4.(c)(vi) as of the actual date of their issuance.
     (2) Stock Dividends, Stock Distributions and Subdivision. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in shares of Common Stock, or shall effect a subdivision of the outstanding Common Stock, into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), then and in each such event, Additional Shares of Common Stock, shall be deemed to have been issued:
     (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or
     (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.
     If such record date shall have been fixed and such dividend or distribution shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to subparagraph B.4.(c)(vi) as of the time of actual payment of such dividend or distribution.
          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue or be deemed to issue Additional Shares of Common Stock (excluding Additional Shares of Common Stock deemed to be issued pursuant to subparagraph B.4.(c)(iii)(2), which event is dealt with in subparagraph

B.4.(c)(vi)) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue or sale in order to increase the number of shares of Class A Common Stock into which the Class B Common Stock is convertible, to a price equal to the lowest consideration per share for which such Additional Shares of Common Stock are issued provided that the Conversion Price shall not be reduced below $0.00001.
          (v) Determination of Consideration. For purposes of this paragraph B.4.(c), the consideration received (or deemed to be received) by the Corporation for the issue or sale of any Additional Shares of Common Stock (or any Additional Shares of Common Stock deemed to be issued pursuant to paragraph B.4.(c)(iii)(1)) shall be computed as follows:
     (1) Cash and Property: The consideration per share received by the Corporation for the issue or sale of Additional Shares of Common Stock shall:
     (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
     (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors; and
     (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (A) and (B) above, allocable to such Additional Shares of Common Stock as determined in good faith by the Board of Directors.
     (2) Options and Convertible Securities. The consideration per share deemed to be received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph B.4.(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing
          (x) the total amount, if any, actually received by the Corporation as consideration for the issue, sale, grant or assumption of such

Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating to such Options or Convertible Securities without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
          (y) the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating to such Options or Convertible Securities, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
     (vi) Adjustment for Stock Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.
     (1) Stock Dividends, Distributions and Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to paragraph B.4(c)(iii)(2), relating to stock dividends, distributions and subdivisions, the Conversion Price in effect immediately prior to such stock dividend, distribution or subdivision shall each, concurrently with the effectiveness of such stock dividend, distribution or subdivision, be proportionately decreased.
     (2) Combinations or Consolidation of Common Stock. In the event the outstanding Class A Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall each, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
     (vii) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. In the event the Corporation, after the Original Issue Date, (1) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (2) shall permit any other corporation or entity to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving corporation but, in connection with such consolidation or merger, the shares of Class A Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (3) shall transfer all or substantially all of its properties or assets to any other corporation or entity, or (4) shall effect a capital reorganization or reclassification of the Class A Common Stock (other than a change from par to no-par value stock or from no-par to par value stock, or a capital reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the Conversion Price is provided in paragraph B.4(c)(iv)), then, and in each such event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this paragraph B.4(c)(vii), the holder of Class B Common Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive, in lieu of the shares of Class A Common Stock issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which such holder would have been entitled upon such consummation if such holder had converted such Class B Common Stock immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in this paragraph B.4.(c). Notwithstanding anything contained herein to the contrary, the Corporation will not effect any of the transactions described in clauses (1) through (4) above unless, prior to the consummation thereof, each corporation (other than the Corporation) which may be required to deliver any stock, securities, cash or property upon the conversion of Class B Common Stock shall assume, by written instrument delivered to each holder of Class B Common Stock, the obligation to deliver to such holder such shares of stock, securities, cash or property as such holder may be entitled to receive upon such conversion, and such corporation shall have furnished to each holder of Class B Common Stock an opinion of counsel for such corporation, which counsel shall be reasonably satisfactory to such holder, stating that the holder of such Class B Common Stock shall thereafter be entitled to receive, upon the conversion of such share, the stock, securities, cash or property which such corporation may be required to deliver pursuant to the terms hereof.
          (viii) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph B.4.(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class B Common Stock against impairment.
          (ix) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph B.4(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof.
          (x) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect conversion of the Class B Common Stock.
          5. Special Rights of Class B Common Stock. (a) The Corporation shall not, without the approval by the affirmative vote or written consent of the holder or holders of a majority of the shares of Class B Common Stock outstanding at the time:
          (i) Amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or the Corporation’s By-laws;
          (ii) Authorize or issue additional shares of stock (other than the issuance of shares of Class B Common Stock or Class A Common Stock upon the exercise of conversion rights, in each case as contemplated by paragraph B. of Article IV) or offer or sell any shares of stock in connection with a public offering pursuant to an effective registration statement under the Securities Act;
          (iii) Enter into, or permit any subsidiary to enter into, any agreement, indenture or other instrument which contains any provision restricting the payment of dividends or liquidation preference by the Corporation with respect to the Class B Common Stock or restricting the conversion of the Class B Common Stock to the full extent permitted hereby (other than the Loan Agreement and the Senior Term Loan Agreement to the extent the same contain restrictions on the payment of dividends);
          (iv) Reclassify any shares or units of any security into shares of stock or authorize, create or issue any stock equivalent;
          (v) Merge or consolidate with, or permit any subsidiary to merge or consolidate with, any other person or entity or be a party to, or permit any subsidiary to be a party to, any reorganization; provided, however, that this restriction shall not apply to mergers or consolidations of subsidiaries of the Corporation with other subsidiaries of the Corporation or, if the Corporation is the surviving corporation, of the Corporation with wholly-owned subsidiaries of the Corporation (in each case so long as the rights, preferences and powers of the respective classes of the Corporation’s stock remain unchanged);
          (vi) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of all or substantially all assets of the Corporation, either in one transaction or in any series of transactions (other than the mortgage or pledge of substantially all the assets of the Corporation to secure debt outstanding under the Senior Term Loan Agreement);
          (vii) Reclassify any securities of the Corporation (including any reverse stock split), or recapitalize the Corporation, or purchase or otherwise acquire, redeem or retire any issued and outstanding shares of the capital stock of the Corporation or any warrants, rights, calls or options exercisable for or convertible into any shares of the capital stock of the Corporation; provided, however, that no approval or consent of the holders of the Class B Common Stock shall be required for the Corporation to perform its obligation to purchase shares of the Corporation’s capital stock pursuant to the terms of a certain Agreement Regarding Shares of Environmental Development Corp. dated November 27, 1989 among the Corporation, Thomas H. Van Weeldon, Jim Van Weeldon, Illinois Development Corporation, Lee Brandsma and Larry Groot; or
          (viii) Adopt any plan or proposal for the liquidation, dissolution or winding up of the Corporation.
          (b) Notwithstanding any provision in these Articles to the contrary, in the event the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time when any of the Class B Common Stock shall be outstanding, the holders of the then outstanding shares of Class B Common Stock shall have a preference senior to any preference of the holders of all other equity securities of the Corporation, whether now or hereafter authorized (other than the Preferred Stock which shall be senior in preference to the Class B Common Stock upon liquidation), and such Class B Common Stock preference shall be equal per share to three (3) times an amount equal to (i) the maximum principal amount of the debt outstanding under the Loan Agreement at any time prior to the date on which such liquidation, dissolution or winding up becomes effective divided by (ii) the sum of the number of shares of Class B Common Stock outstanding on such date, the number of shares of Class B Common Stock issuable under the terms of the Loan Agreement and the number of shares of Class B Common Stock converted into Class A Common Stock prior to such date. If, upon any such liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation distributable among the holders of the then outstanding shares of Class B Common Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such net assets of the Corporation shall be distributed among the holders of the Class B Common Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another person or entity (other than a merger or consolidation into or with any wholly-owned subsidiary of the Corporation) or the sale, transfer, mortgage, pledge or lease of all or substantially all of the assets of the Corporation shall, upon the affirmative vote of and tender of all shares of stock held by the holders of all the Class B Common Stock then outstanding, be deemed to be a liquidation, dissolution or winding up of the Corporation under this paragraph; provided, however, that the mortgage or pledge of substantially all the assets of the Corporation to secure debt outstanding under the Senior Term Loan Agreement or the Loan Agreement shall not be deemed to be a liquidation, dissolution or winding up of the Corporation under this paragraph.
          C. Miscellaneous Stock Provisions.
          1. Cumulative Voting. In casting votes for the election of directors each holder of Preferred Stock and Class A Common Stock is entitled to cumulate votes pursuant to Section 214 of the General Corporation Law of the State of Delaware.
          2. Reclassification, Merger, Etc. In case of any reclassification or change of outstanding shares of stock, or in case of any consolidation or merger of the Corporation into or with another corporation (other than a merger with or consolidation into another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change), the surviving corporation shall, without requiring or obtaining payment of additional consideration therefor, authorize for issuance new Class A Common Stock and issue new Preferred Stock and Class B Common Stock, such that, upon conversion of the Preferred Stock and Class B Common Stock, the holders thereof shall receive and be the holders of stock rights and the number of shares as if conversion of the Preferred Stock and Class B Common Stock had taken place immediately prior to such reclassification, change, consolidation or merger; provided, however, that the foregoing provision shall not affect the requirement that approval be obtained from the holders of Preferred Stock and Class B Common Stock in connection with any such transaction, as provided in these Articles. Such new stock shall provide for adjustments in number of shares which shall be equivalent to the adjustments provided for herein and shall similarly apply to successive reclassifications, changes, consolidations and mergers.
          3. Issuance of Class A Common Stock upon Conversion. All shares of Class A Common Stock which may be issued upon conversion of the Preferred Stock and Class B Common Stock will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof.
          4. Indemnification. Exercise of the powers of the Corporation under Sections 145(a) and (b), and any determination made by the Corporation pursuant to Section 145(d) of the General Corporation Law of the State of Delaware, shall be made only upon the written consent of the holders of a majority of the issued and outstanding shares of Preferred Stock, Class A Common Stock and Class B Common Stock of the Corporation each voting as a separate class.
          5. Mechanics of Conversion. (a) The holders of any shares of Preferred Stock may exercise their optional conversion rights by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Following the occurrence of any of the events referred to in these Articles that gives rise to optional conversion rights for the holders of shares of Class B Common Stock, the holders of any shares of Class B Common Stock may exercise their optional conversion rights by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Optional conversion of shares of Preferred Stock or Class B Common Stock, as the case may be, shall be deemed to have been effected on the date when notice of an election to convert and the certificate or certificates for the shares to be converted are delivered to the Corporation or any transfer agent of the Corporation as provided herein. In addition, as promptly as practicable following the occurrence of any of the events referred to in these Articles that gives rise to optional conversion rights for the holders of shares of Class B Common Stock, the Corporation shall issue and deliver to each holder of shares of Class B Common Stock a certificate or certificates for the number of shares of Class B Common Stock owned by such holder which certificate or certificates shall indicate that such Class B Common Stock is convertible at any time at the option of the holder into Class A Common Stock; such certificate or certificates shall be delivered after the certificate or certificates evidencing the shares of Class B Common Stock then outstanding and owned by such holder are delivered to the Corporation or any transfer agent of the Corporation.
          (b) Simultaneously with consummation of any sale or event effecting automatic conversion of Preferred Stock or Class B Common Stock, as the case may be, pursuant to these Articles, the shares of Preferred Stock or Class B Common Stock so affected shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificate or certificates evidencing the outstanding shares are delivered either to the Corporation or any transfer agent of the Corporation. The person or entity in whose name the certificate or certificates for Class A Common Stock are to be issued upon such conversion of shares of Preferred Stock or Class B Common Stock, as the case may be, shall be deemed to have become a holder of record of such Class A Common Stock on the date of the occurrence of the automatic event referred to herein.
          (c) All shares converted pursuant to these Articles shall, upon such conversion, become null and void and shall not thereafter be reissued.
ARTICLE VI
          The Corporation is to have perpetual existence.
          In limitation of the powers of the Board of Directors, the holders of the shares of Preferred Stock and Class A Common Stock are expressly authorized to make, alter or repeal the By-laws of the Corporation (subject to the approval of the holders of a majority of the Class B Common Stock then outstanding).

ARTICLE VII
          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.
ARTICLE VIII
          The Corporation reserves the right by vote of a majority of the holders of Preferred Stock, Class A Common Stock and Class B Common Stock each voting as a separate class to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          THE UNDERSIGNED, being the President of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, does make this certificate, hereby declaring and certifying that this Restated Certificate of Incorporation was duly proposed, declared advisable and submitted to the stockholders of the Corporation for consideration by the Board of Directors of the Corporation and was duly adopted by the unanimous vote or written consent of the holders of the issued and outstanding shares of the stock of the Corporation all in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and the undersigned accordingly hereunto sets his hand this 27th day of November, 1989.

/s/ G. Michael Shannon
G. Michael Shannon
President

ATTESTED BY:

/s/ G. Michael Shannon G. Michael Shannon
Secretary

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ENVIRONMENTAL DEVELOPMENT CORP.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
     The undersigned, being the President and Secretary of Environmental Development Corp., a Delaware corporation (the “Corporation”), in order to amend the Corporation’s Certificate of Incorporation, hereby certifies as follows:
     FIRST: The name of the Corporation is: Environmental Development Corp.
     SECOND: A Restated certificate of Incorporation (the “Certificate of Incorporation”) was filed in the office of the Secretary of State of Delaware on the 27th day of November, 1990, and a copy thereof, certified by said Secretary of State, was summarily filed for record in the office of the Recorder of New Castle County, Delaware.
     THIRD: Article IV, Section B of the Certificate of Incorporation, regarding the Corporation’s stock issuance, is hereby amended to read as follows:
“B. Two thousand (2,000) shares of Class A Common Stock are reserved for issuance to the holders of shares of Preferred Stock upon conversion thereof as provided in these Articles; five thousand eight hundred forty (5,840) shares of Class A Common Stock are reserved for issuance to the holders of shares of Class B Common Stock upon conversion thereof pursuant to these Articles; and four thousand five hundred forty (4,540) shares of Class B Common Stock are reserved for issuance to the holders of the Corporation’s convertible debt, and their successors and assigns, upon exercise of said holder’s conversion rights under the Loan Agreement dated as of November 27, 1989, between the Corporation, as borrower, Lornaco, Inc., as agent, and the lenders parties thereto, as said agreement may be amended or modified from time to time (hereinafter referred to as the “Loan Agreement”).”
     FOURTH: Article V Section B.4. (c) (i) (5) of the Certificate of Incorporation is hereby amended by deleting such provision and replacing it in its entirety with the following language:
“(5) “Additional shares of Common stock” shall mean all shares of Common stock issued (or, pursuant to paragraph B.4.(c)(iii), deemed to be issued) by the Corporation after the Original issue Date, other than:
(A) Class A Common stock issued or issuable upon conversion of Preferred Stock or upon conversion of the corporation’s Class B Common Stock; or
(B) the issuance of 1,100 shares of class B Common stock to Mitsui Nevitt Capital Corporation.”
     FIFTH: Article V Section B.5.(iii) of the Certificate of Incorporation is hereby deleted in its entirety, and each subsequent subsection are renumbered “(iii),” “(iv),” “(v),” “(vi)” and “(vii),” respectively.
     SIXTH: That such amendments have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the unanimous written consent of all of the stockholders entitled to vote in accordance with the provisions of
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Section 228 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, I have hereunto signed my name and affirm that the statements made herein are true this 6th day of December, 1990.

ENVIRONMENTAL DEVELOPMENT CORP.
/s/ Thomas H. Van Weelden
Thomas H. Van Weelden
Secretary